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                                                                    Exhibit 99.1

                               NORTH FORK BANCORP
275 Broadhollow Road, Melville,  NY  11747   (631) 531-2058   FAX (631) 531-2759


FOR IMMEDIATE RELEASE              Contact:  Daniel M. Healy
                                             Executive Vice President
                                             Chief Financial Officer
                                             (631) 531-2058

                 NORTH FORK BANCORPORATION DECLARES ITS REGULAR
             QUARTERLY DIVIDEND AND ANNOUNCES INFORMATION REGARDING
                             THE ELECTION DEADLINE



     Melville, N.Y. - September 26, 2006 - North Fork Bancorporation, Inc. (NYSE:NFB) announced that its Board of Directors declared its regular quarterly dividend of $0.25 cents per common share. The dividend will be payable November 15, 2006, to shareholders of record at the close of business on October 27, 2006.

     Capital One and North Fork have not yet set a definitive election deadline by which North Fork stockholders can elect whether they would prefer to receive cash or Capital One common stock in the merger. The election deadline, which is expected to be approximately five business days prior to the transaction closing date, will not be earlier than October 25, 2006, and will be announced at least five business days in advance of the deadline. As previously announced, Capital One and North Fork expect the transaction to close in the fourth quarter of 2006, pending the receipt of all remaining regulatory approvals and the expiration of all regulatory waiting periods. The results of the merger consideration election process (including information regarding proration in the event that either form of merger consideration is over-subscribed) will be announced following the completion of the merger.

     North Fork is a regional bank holding company headquartered in New York with approximately $58 billion in assets conducting commercial and retail banking from 351 branch locations in the Tri-State area with a complementary national mortgage banking business.


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Statements in this news release that are not historical facts should be considered forward-looking statements with respect to North Fork. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, matters related to the proposed transaction between Capital One and North Fork (including, among others, receipt of regulatory approvals, risks related to integration issues, and cost and revenue synergies) and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. North Fork undertake no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.